Exhibit 10.4

STATE OF NORTH CAROLINA	FORM OF EXECUTIVE
SEVERANCE AGREEMENT
COUNTY OF MECKLENBURG

THIS AGREEMENT is entered into this ____ day of ______________, 2011, by and between Snyder’s-Lance, Inc., a North Carolina corporation, hereinafter referred to as the “Company”, and ________________, hereinafter referred to as “Executive”.

STATEMENT OF PURPOSE

The Board of Directors of the Company has authorized a program (the “Severance Program”) designed to provide certain executives of the Company with severance benefits upon the termination of their employment with the Company and its Affiliates.

Pursuant to the Severance Program, the Company desires to provide Executive with certain benefits in the event of Executive’s involuntary termination of employment without cause, or Executive’s voluntary termination for good reason, and to impose certain post-employment covenants to protect the Company’s business interests.

NOW, THEREFORE, in consideration of the Statement of Purpose and the terms and provisions of this Agreement, the parties hereto mutually agree as follows:

1.	Definitions. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the following meanings:

(a)
“Affiliate” with reference to the Company means any Person that directly or indirectly is controlled by, or is under common control with, the Company, including each subsidiary of the Company.  For purposes of this definition the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)
“Base Salary” means, at any time, the then regular annual rate of pay which Executive is receiving as annual salary, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred.

(c)
“Business” means (i) the snack food industry and (ii) the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12 month period prior to, the Termination Date.

(d)	“Cause” means:

(i)
Executive’s failure to devote his best efforts and substantially full time during normal business hours to the discharge of the duties and responsibilities of Executive’s position reasonably assigned to him, other than during reasonable periods of vacation and other reasonable leaves of absence commensurate with Executive’s position and length of service; or

(ii)	A material and willful breach of Executive’s fiduciary duties to the Company and its stockholders; or

(iii)	In connection with the discharge of Executive’s duties with the Company, one or more material acts of fraud or dishonesty or gross abuse of authority; or

(iv)
Executive’s commission of any willful act involving moral turpitude which materially and adversely affects (A) the name and good will of the Company or (B) the Company’s relationship with its employees, customers or suppliers; or

(v)
Executive’s habitual and intemperate use of alcohol or drugs to the extent that the same materially interferes with Executive’s ability to competently, diligently and substantially perform the duties of his employment.

“Cause” shall be determined in the discretion of the Board in the exercise of good faith and reasonable judgment.

(e)	“Company Employee” means any Person who is or was an employee of the Company or its Affiliates at the time of, or during the 12 month period prior to, the Termination Date.

(f)
“Competitive Position” means any employment with or service to be performed outside of California (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) for a Competitor in which Executive (A) will use or disclose or could reasonably be expected to use or disclose any Confidential Information or Trade Secrets (as defined below) for the purpose of providing, or attempting to provide, such Competitor with a competitive advantage in the Business; (B) will hold a position, will have duties, or will perform or be expected to perform services for such Competitor, that is or are the same as or substantially similar to the position held by Executive with the Company or those duties or services actually performed by Executive for the Company in connection with the provision of Services by the Company, or (C) will otherwise engage in the Business or market, sell or provide Products or Services in competition with the Company.

(g)
“Competitor” means any third-party (A) whose business is the same as or substantially similar to the Business or major segment thereof, or (B) who owns or operates, intends to own or operate, or is preparing to own or operate a subsidiary, affiliate, or business line or business segment whose business is or is expected to be the same as or substantially similar to the Business or major segment thereof.

(h)	“Customer” means any Person who is or was a customer or client of the Company or its Affiliates at the time of, or during the 12 month period prior to, the Termination Date.

(i)	“Effective Date” means the date of this Agreement.

(j)	“Good Reason” means the occurrence of any one or more of the following, without Executive’s prior express written consent:

(i)	A material reduction by the Company of Executive’s Base Salary in effect on the date hereof, or as the same shall be increased from time to time;

(ii)
The assignment of Executive to duties materially inconsistent with Executive’s authorities, duties, responsibilities, and status as an officer of the Company, or a material reduction or alteration in the nature or status of Executive’s title, authorities, duties or responsibilities from those in effect as the Effective Date; or

(iii)
The Company’s requiring Executive to be based at a location in excess of fifty (50) miles from the location of Executive’s principal job location or office in effect on the Effective Date, except for required travel on the Company’s business to an extent consistent with Executive’s then present business travel obligations.

Notwithstanding any provision herein to the contrary, Good Reason shall not be deemed to have occurred unless (i) Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) Executive cooperates in good faith with the Company's efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) Executive terminates his employment for Good Reason within sixty (60) days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, and Executive terminates his employment with the Company due to such condition (notwithstanding its cure), then Executive will not be deemed to have terminated his employment for Good Reason.

(k)
“Person” means any individual, corporation, association, partnership, business trust, joint stock company, limited liability company, foundation, trust, estate or other entity or organization of whatever nature.

(l)
“Products and Services” means (i) snack foods and (ii) the products and/or services offered by the Company or its Affiliates at the time of, or during the 12 month period prior to, the Termination Date.

(m)
“Representative” of a Person means (i) a shareholder, director, officer, member, manager, partner, joint venturer, owner, employee, agent, broker, representative, independent contractor, consultant, advisor, licensor or licensee of, for, to or with such Person, (ii) an investor in such Person or a lender (irrespective of whether interest is charged) to such Person or (iii) any Person acting for, on behalf of or together with such Person.

(n)	“Restricted Period” means the period commencing on the Termination Date and ending eighteen (18) full calendar months following the Termination Date.

(o)
“Restricted Territory” means (i) North Carolina, (ii) Massachusetts, (iii) Georgia, (iv) South Carolina, (v) Florida, (vi) Pennsylvania, (vii) any other State in which the Company or its Affiliates does or did business at the time of, or during the 12 month period prior to, the Termination Date, and (viii) the United States of America.

(p)
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

(q)	“Termination Date” means the date of Executive’s Termination of Employment, regardless of the date, cause, or manner of that termination.

(r)
“Termination of Employment” means any termination of Executive’s employment with either the Company or any successor to the Company that acquires all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided, however, no termination of Executive’s employment shall be deemed to have occurred by reason of such an acquisition unless there is either (i) a termination of Executive’s employment with both the Company and such successor or (ii) a termination of Executive’s employment with the Company and no successive employment by such successor.  For purposes of this Agreement, whether a Termination of Employment has occurred shall be determined consistent with the requirements of Section 409A.

2.	Term of Agreement.

(a)	This Agreement will commence on the Effective Date and shall continue in effect until the third anniversary of the Effective Date (the “Initial Term”).

(b)
The Initial Term of this Agreement automatically shall be extended for one additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term being hereinafter referred to as a “Successive Period”).  However, either party may terminate this Agreement effective at the end of the Initial Term or at the end of any Successive Period thereafter (the “Expiration Date”) by giving the other party written notice of such termination and intent not to renew, delivered at least one (1) year prior to the Expiration Date.  If such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants shall automatically expire on the Expiration Date; provided, however, that Executive’s obligations under Sections 6 through 10 hereof shall survive the termination of this Agreement.

3.
Severance Benefits Upon Involuntary Termination of Employment by the Company Without Cause or Termination of Employment by Executive with Good Reason.  In the event of Termination of Employment of Executive which is (a) involuntary on Executive’s part and without Cause, or (b) by Executive for Good Reason, and contingent upon (1) execution by Executive of a full release of claims, in a form satisfactory to the Company and Executive not revoking that release, and (2) Executive’s agreeing to comply and in fact fully complying with the covenants set forth in Sections 6 through 11 hereof, the Company shall pay to or provide Executive with the following:

(a)
A single cash payment in an amount equal to Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to Executive through the Termination Date.

(b)
Eighteen substantially equal monthly cash payments in an aggregate amount equal to 1.5 multiplied by the sum of (i) Executive’s Base Salary in effect on the Termination Date plus (ii) the amount of Executive’s then-current target bonus opportunity established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, in effect on the Termination Date, which payments shall commence on or about the sixtieth (60th) day after the Termination Date.

(c)
A single cash payment in an amount equal to the annual incentive award and any outstanding long-term performance awards based on actual performance for the applicable performance period and pro rated for the number of days completed in the applicable performance period through the Termination Date.  Such payment(s) shall be made at the same time as awards are made to other participants after the end of the applicable performance period.

(d)
Indemnification of Executive from any claims asserted against Executive arising out of the prior performance of Executive’s duties with the Company or its Affiliates to the same extent as the Company indemnifies retired officers or directors of the Company.

(e)
One year of outplacement assistance with a mutually agreeable provider for an amount not exceeding 10% of Executive’s Base Salary, provided that Executive must initiate such services within the three (3) month period following the Termination Date.  In the event Executive elects not to receive the outplacement services as provided herein, no amount will be payable to Executive under this Section 3(f).

(f)
Any outstanding, unvested stock options, restricted stock or other equity compensation awards shall vest upon the Termination Date only as provided in each stock option, restricted stock or other equity compensation award agreement between the Company and Executive; provided, however, that any vested, unexercised stock options shall remain exercisable for at least one year following the Termination Date (not to exceed the original expiration date of the stock option).  The post-employment exercisability provisions contained in the foregoing sentence shall control, notwithstanding more restrictive post-employment exercisability provisions in any stock option award agreement between the Company and Executive.

4.
Other Termination of Employment. Executive shall not be entitled to any payments or benefits under Section 3, upon the Termination of Employment for any reason other than as set forth in Section 3 hereof, including without limitation, the following:

(a)	Any Termination of Employment which is voluntary on the part of Executive without Good Reason; or

(b)	Any Termination of Employment for Cause; or

(c)	Any Termination of Employment which is the result of the death or disability of Executive.

5.
Mitigation.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

6.
Representations and Acknowledgements Concerning Restrictive Covenants.   In consideration for the Company’s willingness to enter into this Agreement and to provide the severance benefits set forth in this Agreement under its terms and conditions, Executive agrees not to engage in any activities competitive with the Company or its Affiliates as set forth below.

Executive and the Company understand and agree that the restrictions set forth in Sections 6, 7, 8, 9 and 10 hereof apply to Executive and impose post-employment obligations on Executive regardless of (A) the date, cause, or manner of the termination of Executive’s employment with the Company, (B) whether such termination occurs with or without Cause or is a result of Executive’s resignation, or (C) whether Executive receives severance benefits pursuant to Section 3 of this Agreement.

Executive and the Company understand and agree that the sole purpose of Sections 6, 7, 8, 9 and 10 hereof is to protect the Company’s legitimate business interests, including, but not limited to, the Company’s Customer and business associate relationships and goodwill, its Confidential Information and Trade Secrets, and the Company’s competitive advantage within the snack food industry.  The restrictions set forth herein are not intended to impair, nor will they impair, Executive’s ability or right to work or earn a living.

Executive and the Company further understand and agree that these Sections 6, 7, 8, 9 and 10 represent an important element of this Agreement, and are a material inducement to the Company entering into this Agreement, without which the Company would not have entered into this Agreement.

Executive understands that the Company is headquartered in North Carolina and the Company operates the Business across the United States, including in states that permit post-termination non-compete covenants.  Executive acknowledges that Executive’s duties with the Company have entailed involvement with the entire range of the Company’s operations and that Executive’s extensive familiarity with the Business and the Company’s Confidential Information and Trade Secrets justifies a restriction across the entire geographic footprint occupied by the Company.

Consequently, Executive acknowledges and agrees that (i) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; (ii) should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement; and (iii) if any portion of any restrictive covenant provisions herein is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined to carry out the Company’s and Executive’s intent in agreeing to these restrictive covenants.  These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these restrictive covenants.

7.	Covenant Not to Compete.

(a)
To the fullest extent permitted by any applicable state law, Executive agrees that during Executive’s employment with the Company, and for the full duration of the Restricted Period following Termination of Employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, obtain or hold a Competitive Position with a Competitor in the Restricted Territory, as these terms are defined herein.

(b)
Executive shall be deemed to be in a Competitive Position with a Competitor, in the Restricted Territory, if Executive obtains or holds a Competitive Position with a Competitor that conducts its business within the Restricted Territory (and Executive’s responsibilities relate to that Competitor’s business in the Restricted Territory), even if Executive’s residence or principal place of work (other than California) is not within the Restricted Territory.

(c)
Notwithstanding the foregoing, Executive may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as Executive’s ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.

8.	Non-Solicitation / No Interference Provisions.

(a)
Customers and Other Business Partners.  Executive understands and agrees that the Company’s good will and established relationships between the Company and each of its Customers, and potential customers, and its licensors, licensees, suppliers, vendors, contractors, subcontractors, and consultants related to the Business (collectively, the “Partners”) constitute valuable assets of the Company, and may not be misappropriated for Executive’s own use or benefit or for the use or benefit of any other third-party.  Accordingly, Executive hereby agrees that during Executive’s employment with the Company and for the full duration of the Restricted Period following Termination of Employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other third-party:

(i)
call-on, solicit, divert, take away or attempt to call-on, solicit, divert, or take away any of the Partners (1) with whom or with which Executive had communications on the Company’s behalf about the Partner’s existing or potential business relationship with the Company with respect to the Business; (2) whose business dealings with the Company are or were managed or supervised by Executive as part of his duties for the Company; or (3) about whom or about which Executive obtained Confidential Information or Trade Secrets solely as a result of Executive’s employment with the Company; or

(ii)
interfere or engage in any conduct that would otherwise have the effect of interfering, in any manner with the business relationship between the Company and any of the Partners, including, but not limited to, urging or inducing, or attempting to urge or induce, any Partner to terminate its relationship with the Company or to cancel, withdraw, reduce, limit, or modify in any manner such Partner’s business or relationship with the Company.

(b)
Company Employees.  Executive understands and agrees that the relationship between the Company and Company Employees constitutes a valuable asset of the Company and such assets may not be converted to Executive’s own use or benefit or for the use or benefit of any other third-party.  Accordingly, Executive hereby agrees that during Executive’s employment with the Company and for the full duration of the Restricted Period following Termination of Employment, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or recruit for employment; attempt to solicit or recruit for employment; or attempt to hire or accept as an employee, consultant, contractor, or otherwise, any Company Employee.

9.
Enforcement of Restrictive Covenants.  Notwithstanding any other provision of this Agreement, in the event of Executive’s actual or threatened breach of any provision of Sections 7 and 8 hereof, the Company shall be entitled to an injunction restraining Executive from such breach or threatened breach, it being agreed that any breach or threatened breach of these restrictive covenants would cause immediate and irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from Executive pursuant to Section 14 below.

10.	Confidential Information and Company Property.

(a)
Executive and the Company recognize that due to the nature of Executive’s employment and Executive’s relationship with the Company, Executive has had access to, has acquired, or has assisted in developing confidential and proprietary information relating to the business, technology, financial, marketing, sales, strategic planning, methods, processes and manufacturing operations of the Company, and that the Company is entitled to protection for this information.

(b)	Executive recognizes and acknowledges that, unless otherwise available to the public, or otherwise generally known to the public,

(i)	all information relating to the business, technology, financial, marketing, sales, strategic planning, methods, processes and manufacturing operations of the Company, and

(ii)
all information of a technical or proprietary nature made available to the Company and its employees by customers, suppliers and vendors on a confidential basis in order to foster and facilitate the operation and success of the Company in conducting business,

(iii)
as such information may exist from time to time (hereinafter collectively referred to as “Confidential Information”), and whether in electronic, print or other form, all copies, compilations, notes, or other reproductions thereof are valuable, special and unique assets of the Company.

(c)
Executive therefore agrees that Executive shall not disclose any Confidential Information or any part thereof to any Person not employed by or affiliated with the Company for any reason or purpose whatsoever and shall not use such Confidential Information except on behalf of the Company at any time during the term of Executive’s employment with the Company, or at any time during the three (3) year period which immediately follows the Termination Date.

(d)
In addition, throughout the term of this Agreement and at all times after the Termination Date, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, not employed by or affiliated with the Company for any reason or purpose whatsoever and shall not make use of any Trade Secret, except on behalf of the Company.  For purposes of this Agreement, the term “Trade Secret” means any item of Confidential Information that constitutes a trade secret of the Company under the common law or statutory law of the state in which the Employee is domiciled.  The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(e)
It is hereby acknowledged and agreed that any breach or threatened breach of the provisions of this Section 10 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  In the event of a breach or threatened breach by Executive of the provisions of this Section 10, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any such Confidential Information or Trade Secrets, and, further, an injunction restraining Executive from accepting any employment with or rendering any services to any such person, firm, corporation, association or other entity to whom any such Confidential Information or Trade Secrets, in whole or in part, has been disclosed or is threatened to be disclosed.

(f)
Nothing contained herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Executive of any monetary damages from Executive pursuant to Section 14 below.

(g)
Executive represents that upon Termination of Employment, Executive will return to the Company all property of the Company, including all Confidential Information, which is now or may hereafter come into his possession.

11.	Additional Post-Termination Covenants.

(a)
Upon Termination of Employment hereunder, regardless of the date, cause, or manner of such termination, Executive shall resign and does resign from all positions as an officer of the Company and from any other positions with the Company, with such resignations to be effective upon the Termination Date.

(b)
From and after the Termination Date, Executive agrees not to make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Executive’s employment hereunder or termination from the Company’s employment, except as may be approved in writing by an executive officer of the Company in advance.  Executive further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.

(c)
Executive agrees to make himself available at reasonable times during normal business hours and upon reasonable notice to consult with and provide assistance and cooperation to the Company from time to time, as necessary, regarding management transition, licensing issues, pending and potential disputes, claims, litigation, and other matters relating to the Company’s corporate or professional liabilities.  Executive’s assistance and cooperation in litigation matters shall include, but not be limited to, as requested by the Company, providing informal interviews with the Company or its representatives; supplying affidavits; and appearing at and providing truthful testimony in depositions, hearings, arbitrations, administrative proceedings and trials.  Executive agrees to notify the Company in the event he is contacted by opposing counsel in any lawsuit naming the Company as a defendant.

Both parties agree to act reasonably and in good faith in scheduling the dates, times and length of time during which Executive will perform consulting services and provide assistance and cooperation in litigation.  In connection with such litigation or investigation, the Company shall attempt to accommodate Executive’s schedule, shall reimburse Executive (unless prohibited by law) for any actual loss of wages in connection therewith, shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.

12.	Adjustments to Payments.

(a)
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments.  The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(b)
All determinations required to be made under this Section 12, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

13.
Employment Taxes and Withholdings.  Executive acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law.

14.
Forfeiture of Severance Benefits.  In the event that Executive violates the terms of this Agreement, including but not limited to the provisions of Sections 6, 7, 8, 10 and 11, then Executive shall forfeit any benefit to which Executive may be entitled pursuant to Section 3 hereof, and, within 30 days of a written request of the Company, shall reimburse the Company for any benefit paid to Executive hereunder.

Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company in the event of any breach or threatened breach, or as a waiver of the Company’s right to seek injunctive relief to enforce this Agreement’s restrictive covenants.

15.
Applicable Law. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina, without giving any effect to choice or conflict of law principles of any jurisdiction.

16.
Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.  This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors and administrators.

17.
Survival.  To the extent that it is necessary or advisable for the provisions of this Agreement to survive the termination of Executive’s employment, in order to carry out the full intent and purpose thereof, the same shall survive such termination, regardless of the date, cause or manner of such termination, such provisions to include, without limitation, Section 6, 7 and 8 hereof.

18.
Compliance With Section 409A.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after Executive’s Termination Date. Lump sum payments will be made, without interest, as soon as administratively practicable following the six-month delay. Any installments otherwise due during the six-month delay will be paid in a lump sum, without interest, as soon as administratively practicable following the six-month delay, and the remaining installments will be paid in accordance with the original schedule. For purposes of Section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A. In any event, the Company makes no representations or warranty and will have no liability to Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of Section 409A.

19.
Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and Executive has hereunto set his hand and seal, all as of the day and year first above written.

SNYDER’S-LANCE, INC.
[CORPORATE SEAL]

ATTEST:	By
Name
_____________________________________		Title
Secretary

EXECUTIVE

_____________________________[SEAL]
[Executive’s Printed Name]